Exhibit 3.4

FORM OF CERTIFICATE OF DESIGNATION
SETTING FORTH THE RIGHTS, POWERS AND PREFERENCES, AND
THE QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF,
OF THE
 % FIXED-TO-FLOATING RATE SERIES B
NON-CUMULATIVE PERPETUAL PREFERRED STOCK
OF
TECTONIC FINANCIAL, INC.

Pursuant to the provisions of Section 21.155 and 21.156 of the Texas Business Organizations Code, the undersigned does hereby certify that, pursuant to the authority expressly vested in the Board of Directors by the Amended and Restated Certificate of Formation of the Corporation, as may be amended or restated from time to time (the “Certificate of Formation”), of Tectonic Financial, Inc. (the “Corporation”), the Board of Directors by all necessary action on the part of the Corporation and at a meeting held on                               , 2019 adopted resolutions (i) establishing and designating a new series of the Corporation’s previously authorized preferred stock, par value $0.01 per share (the “Preferred Stock”) and (ii) setting and determining the designations, preferences, limitations and relative rights of            shares of           % Fixed-to-Floating Rate Series B Non-Cumulative Perpetual Preferred Stock of the Corporation as follows:

RESOLVED, that pursuant to the provisions of the Certificate of Formation and the bylaws of the Corporation and applicable law, the Board of Directors hereby authorizes and establishes a series of            shares of Preferred Stock designated as the            % Fixed-to-Floating Rate Series B Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share, of the Corporation, and the designations, preferences, limitations, and relative rights, including voting rights, of the shares of such series, are specified as follows:

Section 1.          Designation and Ranking. The designation of the series of preferred stock, par value $0.01 per share, shall be “            % Fixed-to-Floating Rate Series B Non-Cumulative Perpetual Preferred Stock” (the “Series B Preferred Stock”). With respect to payment of dividends and rights (including redemption rights) upon the Corporation’s liquidation, dissolution or winding up, the Series B Preferred Stock shall rank (a) senior and prior to the Corporation’s common stock and any other class or series of preferred stock that by its terms is designated as ranking junior to the Series B Preferred Stock, (b) pari passu with all existing and future class or series of preferred stock that by its terms is designated as ranking equal to the Series B Preferred Stock or does not state it is junior or senior to the Series B Preferred Stock including, without limitation, the Corporation’s 10.0% Series A Non-Cumulative Perpetual Preferred Stock, and (C) junior to all existing and future indebtedness and other liabilities of the Corporation and any class or series of preferred stock that by its terms is designated as ranking senior to the Series B Preferred Stock (subject to any requisite consents prior to issuance).

Section 2.          Number of Shares. The number of authorized shares of Series B Preferred Stock shall be               . That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series B Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors. The Corporation may from time to time, without notice to or the consent of holders of the Series B Preferred Stock, issue additional shares of Series B Preferred Stock, provided that if the additional shares are not fungible for U.S. federal income tax purposes with the initial shares of such series, the additional shares shall be issued under a separate CUSIP number. The additional shares would form a single series together with all previously issued shares of Series B Preferred Stock. Shares of outstanding Series B Preferred Stock that are purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Corporation preferred stock undesignated as to series.

Section 3.          Definitions. As used in this Certificate of Designation with respect to Series B Preferred Stock:

(a)         “Adjustments” shall have the meaning set forth in Section 3(bb)(ii).

(b)         “Alternative Rate” shall have the meaning set forth in Section 3(bb)(i).

(c)         “Board of Directors” shall mean the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors.

(d)         “Business Day” shall mean (i) with respect to the Fixed Rate Period, any weekday in New York, New York that is not a day on which banking institutions in such city are authorized or required by law, regulation, or executive order to be closed and (ii) with respect to the Floating Rate Period, any weekday in New York, New York that is not a day on which banking institutions in such city are authorized or required by law, regulation, or executive order to be closed, and additionally, is a London Banking Day.

(e)         “Bylaws” shall mean the Amended and Restated Bylaws of the Corporation, as may be amended or restated from time to time.

(f)          “Calculation Agent” shall mean the calculation agent for the Series B Preferred Stock appointed by the Corporation prior to the commencement of the Floating Rate Period, and its successors and assigns or any other calculation agent appointed by the Corporation. The Corporation may at its sole discretion appoint itself or an affiliate as such calculation agent.

(g)         “Certificate of Designation” shall have the meaning set forth in the Preamble.

(h)         “Certificate of Formation” shall have the meaning set forth in the Preamble.

(i)          “Corporation” shall have the meaning set forth in the Preamble.

(j)          “Dividend Determination Date” shall have the meaning set forth in Section 4(g).

(k)          “Dividend Payment Dates” shall have the meaning set forth in Section 4(b).

(l)          “Dividend Period” shall mean the period from, and including, each Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date, except for the initial Dividend Period, which shall be the period from, and including, the original issue date to, but excluding, the next succeeding Dividend Payment Date.

(m)        “Fixed Rate Period” shall have the meaning set forth in Section 4(a).

(n)         “Floating Rate Period” shall have the meaning set forth in Section 4(a).

(o)         “Independent Financial Advisor” shall have the meaning set forth in Section 3(bb)(iii).

(p)         “Junior Stock” shall mean the Corporation’s common stock and any other class or series of the Corporation’s capital stock over which the Series B Preferred Stock has preference or priority in the payment of dividends and rights (including redemption payments) upon liquidation, dissolution or winding up of the Corporation.

(q)         “LIBOR Event” shall have the meaning set forth in Section 3(bb)(i).

(r)          “Liquidation Preference” shall mean $10.00 per share of Series B Preferred Stock.

(s)          “London Banking Day” shall mean any day on which commercial banks are open dealing in deposits in U.S. dollars in the London interbank market.

(t)          “Nonpayment” shall have the meaning set forth in Section 7(b).

(u)         “Optional Redemption” shall have the meaning set forth in Section 6(a).

(v)         “Parity Stock” shall mean any class or series of the Corporation’s capital stock that ranks on a par with the Series B Preferred Stock in the payment of dividends and rights (including redemption payments) upon liquidation, dissolution or winding up of the Corporation, including, without limitation, the Series A Preferred Stock.

(w)          “Preferred Stock Directors” shall have the meaning set forth in Section 7(b).

(x)          “Redemption Price” shall have the meaning set forth in Section 6(c).

(y)          “Regulatory Capital Treatment Event” shall mean a good faith determination by the Corporation that, as a result of any (i) amendment to, clarification of, or change in, the laws or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Board of Governors of the Federal Reserve System and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Series B Preferred Stock; (ii) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of the Series B Preferred Stock; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of the Series B Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat the full liquidation value of the Series B Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy laws or regulations of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy laws or regulations of any successor appropriate federal bank regulatory agency), as then in effect and applicable, for as long as any share of Series B Preferred Stock is outstanding.

(z)          “Regulatory Event Redemption” shall have the meaning set forth in Section 6(b).

(aa)       “Series A Preferred Stock” shall mean the Corporation’s 10.0% Series A Non-Cumulative Perpetual Preferred Stock.

(bb)       “Series B Preferred Stock” shall have the meaning set forth in Section 1.

(cc)       “Spread” shall have the meaning set forth in Section 4(a).

(dd)       “Three-month LIBOR” shall mean the London interbank offered rate for deposits in U.S. dollars for a three-month period, as that rate is displayed on Bloomberg on page “BBAM1” (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant Dividend Determination Date. In the event that Three-month LIBOR is less than zero, three-month LIBOR shall be deemed to be zero. If no offered rate is displayed on Bloomberg on page “BBAM1” (or any successor or replacement page) on the relevant Dividend Determination Date at approximately 11:00 a.m., London time, then the Calculation Agent, in consultation with the Corporation, shall select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, Three-month LIBOR shall be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the Calculation Agent in consultation with the Corporation shall select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Dividend Determination Date for loans in U.S. dollars to leading European banks for a three-month period for the applicable Dividend Period in an amount of at least $1,000,000. If three quotations are provided, Three-month LIBOR shall be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, if a LIBOR Event (as defined below) has not occurred, Three-month LIBOR for the next Dividend Period shall be equal to Three-month LIBOR in effect for the then-current Dividend Period or, in the case of the first Dividend Period in the Floating Rate Period, the most recent rate on which Three-month LIBOR could have been determined in accordance with the first sentence of this Section had the dividend rate been a floating rate during the Fixed Rate Period.

Notwithstanding the foregoing:

(i)           if the Corporation, in its sole discretion, determines on the relevant Dividend Determination Date that the Three-month LIBOR base rate has been discontinued or is no longer viewed as an acceptable benchmark for securities like the Series B Preferred Stock (a “LIBOR Event”), then the Calculation Agent shall use, as directed by the Corporation, a substitute or successor base rate (the “Alternative Rate”) that it has determined in consultation with the Corporation is most comparable to the LIBOR base rate, provided that if the Corporation determines that there is an industry-accepted substitute or successor base rate, then the Corporation shall instruct the Calculation Agent shall use such substitute or successor base rate;

(ii)          if the Corporation has determined a substitute or successor base rate in accordance with the foregoing, the Corporation will instruct the Calculation Agent on what business day convention to use, the definition of business day, the Dividend Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, or any adjustment to the applicable spread thereon, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate (“Adjustments”); and

(iii)         if the Corporation determines that there is no alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for Three-month LIBOR, the Corporation may, in its sole discretion, appoint an independent financial advisor (the “Independent Financial Advisor”) to determine an appropriate Alternative Rate and any Adjustments, and the decision of the Independent Financial Advisor shall be binding on the Corporation, the Calculation Agent and the holders of the Series B Preferred Stock. If a LIBOR Event has occurred, but for any reason an Alternative Rate has not been determined or the Corporation determines, in its sole discretion, that there is no such market practice for the use of such Alternative Rate (and, in each case, an Independent Financial Advisor has not determined an appropriate Alternative Rate and Adjustments or an Independent Financial Advisor has not been appointed), Three-month LIBOR for the next Dividend Period to which the determination date relates shall be Three-month LIBOR as in effect for the then-current Dividend Period; provided that if this sentence is applicable with respect to the first Dividend Period in the Floating Rate Period, the interest rate, business day convention and manner of calculating interest applicable during the Fixed Rate Period shall remain in effect during the Floating Rate Period.

(ee)       “Voting Parity Stock” shall have the meaning set forth in Section 7(b).

Section 4.          Dividends.

(a)         From and after the original issue date, holders of the Series B Preferred Stock shall be entitled to receive, only when, as, and if declared by the Board of Directors, out of assets legally available under applicable law for payment, non-cumulative cash dividends based on the Liquidation Preference, and no more, at a rate equal to (i)            % per annum, for each quarterly Dividend Period occurring from, and including, the original issue date of the Series B Preferred Stock to, but excluding,            , 2024 (the “Fixed Rate Period”), and (ii) thereafter, Three-month LIBOR plus a spread of            basis points per annum (the “Spread”), for each quarterly Dividend Period beginning            , 2024 (the “Floating Rate Period”).

(b)         When, as, and if declared by the Board of Directors, the Corporation shall pay cash dividends on the Series B Preferred Stock quarterly, in arrears, on January 1, April 1, July 1 and October 1 of each year (each such date, a “Dividend Payment Date”), beginning on            , 2019. The Corporation shall pay cash dividends to the holders of record of shares of Series B Preferred Stock as such holders appear on the Corporation’s stock register on the applicable record date, which shall be the 15th calendar day before that Dividend Payment Date or such other record date fixed by the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date.

(c)         If any Dividend Payment Date on or prior to            , 2024 is a day that is not a Business Day, then the dividend with respect to that Dividend Payment Date shall instead be paid on the immediately succeeding Business Day, without interest or other payment in respect of such delayed payment. If any Dividend Payment Date after            , 2024 is a day that is not a Business Day, then the Dividend Payment Date shall be the immediately succeeding Business Day, unless such day falls in the next calendar month, in which case the Dividend Payment Date shall instead be the immediately preceding day that is a Business Day, and dividends shall accrue to the Dividend Payment Date as so adjusted.

(d)         The Corporation shall calculate dividends on the Series B Preferred Stock for the Fixed Rate Period on the basis of a 360-day year of twelve 30-day months. The Corporation shall calculate dividends on the Series B Preferred Stock for the Floating Rate Period on the basis of the actual number of days in a Dividend Period and a 360-day year. Dollar amounts resulting from such calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.

(e)          Dividends on the Series B Preferred Stock shall not be cumulative or mandatory. If the Board of Directors does not declare a dividend on the Series B Preferred Stock or if the Board of Directors authorizes and the Corporation declares less than a full dividend in respect of any Dividend Period, the holders of the Series B Preferred Stock shall have no right to receive any dividend or a full dividend, as the case may be, for the Dividend Period, and the Corporation shall have no obligation to pay a dividend or to pay full dividends for that Dividend Period at any time, whether or not dividends on the Series B Preferred Stock or any other class or series of the Corporation’s common stock or preferred stock are declared for any future Dividend Period.

(f)          Dividends on the Series B Preferred Stock shall accrue from the dividend declaration date of the Series B Preferred Stock at the then-applicable dividend rate on the Liquidation Preference amount of $10.00 per share. If the Corporation issues additional shares of Series B Preferred Stock, dividends on those additional shares shall accrue from the dividend declaration date of those additional shares at the then-applicable dividend rate.

(g)          The dividend rate for each Dividend Period in the Floating Rate Period shall be determined by the Calculation Agent using Three-month LIBOR as in effect on the second London Banking Day prior to the beginning of the Dividend Period, which date shall be the “Dividend Determination Date” for the relevant Dividend Period. The Calculation Agent then shall add Three-month LIBOR as determined on the Dividend Determination Date and the applicable Spread. Once the dividend rate for the Series B Preferred Stock is determined, the Calculation Agent shall deliver that information to the Corporation and the transfer agent for the Corporation. Absent manifest error, the Calculation Agent’s determination of the dividend rate for a Dividend Period for the Series B Preferred Stock shall be final.

(h)         While any share of Series B Preferred Stock remains outstanding, unless the full dividends for the most recently completed Dividend Period on all outstanding shares of Series B Preferred Stock have been declared and paid in full or declared and a sum sufficient for the payment of those dividends has been set aside:

(i)           no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Junior Stock (other than a dividend payable solely in shares of Junior Stock or any dividend in connection with the implementation of a shareholder rights plan or the redemption or repurchase of any rights under such a plan, including with respect to any successor shareholder rights plan);

(ii)          no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange for or conversion into Junior Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock or pursuant to a contractually binding requirement to buy Junior Stock pursuant to a binding stock repurchase plan existing prior to the most recently completed Dividend Period), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(iii)         no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation (other than (A) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series B Preferred Stock and such Parity Stock, (B) through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock or Junior Stock, (C) as a result of a reclassification of Parity Stock for or into other Parity Stock, or (D) by conversion into or exchange for Junior Stock).

The foregoing limitations in clauses (i), (ii) and (iii) above shall not apply to purchases or acquisitions of the Corporation’s Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any of the Corporation’s employment, severance, or consulting agreements) of the Corporation or of any of the Corporation’s subsidiaries heretofore or hereafter adopted and conversions into or exchanges for other Junior Stock and cash solely in lieu of fractional shares of the Junior Stock. For the avoidance of doubt, so long as the Corporation has authorized, declared and paid, or set aside for payment, full dividends on the Series B Preferred Stock for the then current Dividend Period, the Corporation may declare or pay dividends with respect to, or redeem, purchase or acquire any of, its Junior Stock.

(i)          Except as provided in this Certificate of Designation, while any share of Series B Preferred Stock remains outstanding, the Corporation shall not declare, pay, or set aside for payment full dividends on any Parity Stock unless the Corporation has paid in full, or set aside payment in full, in respect of all declared and unpaid dividends (without regard to any undeclared dividends) for such Dividend Periods for outstanding shares of Series B Preferred Stock. To the extent that the Corporation declares dividends on the Series B Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, the Corporation shall allocate the dividend payments on a pro rata basis among the holders of the shares of Series B Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation shall allocate dividend payments based on the ratio between the then current and the declared and unpaid dividend payments due on the shares of Series B Preferred Stock and (x) in the case of cumulative Parity Stock the aggregate of the unpaid dividends due on any such Parity Stock and (y) in the case of non-cumulative Parity Stock the aggregate of the declared and unpaid dividends due on any such Parity Stock. No interest shall be payable in respect of any dividend payment on Series B Preferred Stock that may be in arrears.

(j)          Subject to the foregoing conditions, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by the Board of Directors, may be declared and paid on the Corporation’s common stock and any Junior Stock from time to time out of any funds legally available for such payment, and the holders of the Series B Preferred Stock shall not be entitled to participate in such dividends.

Section 5.          Liquidation Rights.

(a)         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the Corporation’s assets legally available for distribution to the Corporation’s shareholders, before any distribution of assets is made to holders of the Corporation’s common stock or any other Junior Stock, a liquidating distribution in the amount equal to the sum of (i) the Liquidation Preference, plus (ii) the sum of any declared and unpaid dividends (without regard to any undeclared dividends) for prior Dividend Periods prior to the Dividend Period in which the liquidation distribution is made and any declared and unpaid dividends (without regard to any undeclared dividends) for the then current Dividend Period in which the liquidation distribution is made to the date of such liquidation distribution. After payment of the full amount of the liquidating distributions to which they are entitled pursuant to the foregoing, the holders of Series B Preferred Stock shall have no right or claim to any remaining assets of the Corporation.

(b)         In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all shares of Parity Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, then the holders of the Series B Preferred Stock and such Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they respectively would be entitled.

(c)          For the purposes of this Section 5, the merger or consolidation of the Corporation with or into any other entity or by another entity with or into the Corporation or the sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation (for cash, securities or other consideration) shall not be deemed to constitute the liquidation, dissolution or winding up of the Corporation. If the Corporation enters into any merger or consolidation transaction with or into any other entity and the Corporation is not the surviving entity in such transaction, the Series B Preferred Stock may be converted into shares of the surviving or successor corporation or the direct or indirect parent of the surviving or successor corporation having terms identical to the terms of the Series B Preferred Stock set forth in this Certificate of Designation.

Section 6.          Redemption Rights.

(a)         The Series B Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The Series B Preferred Stock is not redeemable prior to , 2024. Subject to the further terms and conditions provided in this Certificate of Designation, the Corporation may redeem the Series B Preferred Stock, in whole or in part, at its option, on any Dividend Payment Date on or after            , 2024 (“Optional Redemption”), subject to the approval of the appropriate federal bank regulatory agency, at the Redemption Price. Dividends shall not accrue on those shares of Series B Preferred Stock so redeemed on and after the applicable redemption date.

(b)         In addition, subject to the terms and conditions provided in this Certificate of Designation, the Corporation may redeem the Series B Preferred Stock, in whole but not in part, at its option, for cash, at any time within 90 days following a Regulatory Capital Treatment Event, subject to the approval of the appropriate federal bank regulatory agency, at the Redemption Price (a “Regulatory Event Redemption”).

(c)         The redemption price for any redemption of Series B Preferred Stock, whether an Optional Redemption or Regulatory Event Redemption, shall be equal to (i) the Liquidation Preference, plus (ii) any declared and unpaid dividends (without regard to any undeclared dividends) to, but excluding, the date of redemption (the “Redemption Price”).

(d)         Any notice given as provided in this Section 6 shall be conclusively presumed to have been duly given, whether or not the holder receives the notice, and any defect in the notice or in the provision of the notice, to any holder of shares of Series B Preferred Stock designated for redemption shall not affect the redemption of any other shares of Series B Preferred Stock.

Any notice provided to a holder of Series B Preferred Stock shall be deemed given on the date provided, whether or not the holder actually receives the notice. A notice of redemption shall be given not less than 30 days and not more than 60 days prior to the date of redemption specified in the notice, and shall specify (i) the redemption date, (ii) the Redemption Price, (iii) if fewer than all shares of Series B Preferred Stock are to be redeemed, the number of shares of Series B Preferred Stock to be redeemed and (iv) the manner in which holders of Series B Preferred Stock called for redemption may obtain payment of the Redemption Price in respect of those shares. Notwithstanding anything to the contrary in this paragraph, if the Series B Preferred Stock is issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of the Series B Preferred Stock at such time and in any manner permitted by such facility.

(e)         If notice of redemption of any shares of Series B Preferred Stock has been given by the Corporation and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of the shares of Series B Preferred Stock to be redeemed, then from and after the redemption date such shares of Series B Preferred Stock shall no longer be outstanding for any purpose, all dividends declared with respect to such shares of Series B Preferred Stock shall cease to accrue from the redemption date and all rights of the holders of such shares shall terminate, except the right to receive the Redemption Price, without interest. Series B Preferred Stock redeemed pursuant to this Section 6 or purchased or otherwise acquired for value by the Corporation shall, after such acquisition, have the status of authorized and unissued shares of preferred stock and may be reissued by the Corporation at any time as shares of any series of preferred stock other than as Series B Preferred Stock.

(f)          In the event that fewer than all the outstanding shares of Series B Preferred Stock are to be redeemed, the shares of Series B Preferred Stock to be redeemed shall be selected either pro rata or by lot or in such other manner as the Board of Directors determines to be fair and equitable and permitted by any national securities exchange or other trading facility on which the Series B Preferred Stock may at such time be listed or traded, subject to the provisions of this Certificate of Designation. The Board of Directors shall have the full power and authority to prescribe the terms and conditions upon which such shares of Series B Preferred Stock may be redeemed from time to time.

(g)         No holder of Series B Preferred Stock shall have the right to require the redemption of the Series B Preferred Stock.

Section 7.          Voting Rights.

(a)         Holders of Series B Preferred Stock shall not have any voting rights, except as set forth in this Certificate of Designation or as otherwise required by applicable law.

(b)         Whenever dividends payable on the Series B Preferred Stock or any other class or series of preferred stock ranking equally with the Series B Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those described in this paragraph have been designated and are exercisable, have not been declared and paid in an aggregate amount equal to, as to any class or series, the equivalent of at least six or more quarterly Dividend Periods, whether or not for consecutive Dividend Periods (a “Nonpayment”), the holders of outstanding shares of Series B Preferred Stock voting as a class with holders of shares of any other class or series of our preferred stock ranking equally with the Series B Preferred Stock as to payment of dividends, and upon which equivalent voting rights have been designated and are exercisable (“Voting Parity Stock”), shall be entitled to vote for the election of two additional directors of the Corporation on the terms set forth in this Section 7 (and to fill any vacancies in the terms of such directorships) (the “Preferred Stock Directors”). In the event that the holders of shares of Series B Preferred Stock and any other series of Voting Parity Stock are entitled to vote as described in this Section 7, the number of directors of the Corporation at that time shall be increased by two, and the holders of Series B Preferred Stock and any other series of Voting Parity Stock, voting together as a single class, shall have the right to elect two directors to fill such resultant directorships at a special meeting called at the request of the holders of record of at least 20% of the aggregate voting power of the Series B Preferred Stock and any other series of Voting Parity Stock (unless such request is received less than 90 days before the date fixed for the Corporation’s next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of the shareholders), provided that the election of any Preferred Stock Directors shall not cause the Corporation to violate the corporate governance requirements of the NASDAQ Global Market (or any other national securities exchange or other trading facility on which the securities of the Corporation may at such time be listed or traded), and provided further that at no time shall the Board of Directors include more than two Preferred Stock Directors.

(c)         The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the Corporation’s shareholders unless they have been previously terminated or removed pursuant to Section 7(d). In the case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by the vote of the holders of the Series B Preferred Stock (voting together as a single class with holders of any Voting Parity Stock) to serve until the next annual meeting of the shareholders.

(d)         When dividends have been declared and paid in full on the Series B Preferred Stock for the equivalent of at least four Dividend Periods, following a Nonpayment, then the right of the holders of Series B Preferred Stock to elect the Preferred Stock Directors set forth in this Section 7 shall cease (except as provided by law and subject to the provisions for the special voting rights in the case of any future Nonpayment). Upon termination of the right of the holders of the Series B Preferred Stock and Voting Parity Stock to vote for Preferred Stock Directors as set forth in this Section 7, the term of office of all Preferred Stock Directors then in office elected by only those holders shall terminate immediately. Whenever the term of office of the Preferred Stock Directors ends and the related voting rights have expired, the number of directors automatically shall be decreased to the number of directors as otherwise would prevail. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series B Preferred Stock (voting together as a single class with holders of any Voting Parity Stock) when they have the voting rights described in Section 7(b).

(e)         While any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of holders of at least 66⅔% in voting power of the Series B Preferred Stock and any Voting Parity Stock, voting together as a single class, given in person or by proxy, either in writing without a meeting or at any meeting called for the purpose, authorize, create or issue any capital stock ranking senior to the Series B Preferred Stock as to dividends and rights (including redemption payments) upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. Further, while any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66⅔% in voting power of the Series B Preferred Stock, amend, alter or repeal any provision of this Certificate of Designation or the Certificate of Formation, including by merger, consolidation or otherwise, so as to adversely affect the rights, powers or preferences of the Series B Preferred Stock.

(f)          Notwithstanding the foregoing:
(i)           any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any class or series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on parity with or junior to the Series B Preferred Stock as to dividends and distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such rights, powers or preferences;

(ii)          a merger or consolidation of the Corporation with or into another entity in which the shares of Series B Preferred Stock (A) remain outstanding or (B) are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have terms identical to the terms of the Series B Preferred Stock set forth in this Certificate of Designation shall not be deemed to adversely affect the rights, powers or preferences of the Series B Preferred Stock; and

(iii)         the foregoing voting rights of the holders of Series B Preferred Stock shall not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of holders of Series B Preferred Stock to effect the redemption.

(g)         Notice for a special meeting to elect the Preferred Stock Directors shall be given in a similar manner to that provided in the Bylaws for a special meeting of the shareholders. If the Secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series B Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section 7(g), and for that purpose shall have access to the stock register of the Corporation.

(h)         Except as otherwise set forth in Section 7(g), the rules and procedures for calling and conducting any meeting of the holders of Series B Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules that the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Formation, the Bylaws, applicable laws and the rules of any national securities exchange or other trading facility on which the Series B Preferred Stock may at such time be listed or traded.

(i)          Each holder of Series B Preferred Stock shall have one vote per share on any matter on which holders of Series B Preferred Stock are entitled to vote.

Section 8.          Conversion Rights. The holders of Series B Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or any interest or property in, the Corporation.

(a)         No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series B Preferred Stock.

(b)         No Preemptive or Subscription Rights. No holder of Series B Preferred Stock shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation that it may issue or sell.

(c)         No Other Rights. The Series B Preferred Stock shall not have any designations, preferences or relative, participating, optional or other special rights except as set forth in this Certificate of Designation or in the Certificate of Formation or as otherwise required by applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its President and Chief Operating Officer on this            day of            , 2019.

TECTONIC FINANCIAL, INC.

By:
A. Haag Sherman,
Chief Executive Officer

ATTEST:

Patrick Howard,
President and Chief Operating Officer